EXHIBIT 99.1 News Release SALLIE MAE APPOINTS SAMUEL RAMSEY TO ITS BOARD OF DIRECTORS Mr. Ramsey Brings More than 30 Years of Experience in Financial Services and Risk Management to the Board NEWARK, Del., Nov. 4, 2021 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced the appointment of Samuel Ramsey to its board of directors, effective immediately. Mr. Ramsey joins the Board bringing more than 30 years of experience in consumer and commercial banking, with expertise in risk management, finance, treasury, and the capital markets. He has served as Chief Risk Officer for Chase, the consumer and small business organization within JP Morgan Chase & Co., and previously served as Chief Risk Officer at Ally Financial. Mr. Ramsey also served as Chief Financial Officer, Global Corporate and Investment Banking, at Bank of America where he also held various executive-level risk management roles and helped develop and lead the company’s Global Risk Management division. After retiring in 2014, Mr. Ramsey served on the Board of Ditech Holding Corporation as Chairman of the Audit Committee and a member of the Compliance Committee as well as the Finance Committee. He earned his bachelor’s degree in economics from The College of William & Mary. “Mr. Ramsey’s significant track record in financial services and, in particular, risk management, further deepens our expertise in this critical area for the business,” said Carter Franke, Chair of the board of directors, Sallie Mae. “Strong risk and compliance functions are foundational to our company’s success and I look forward to Mr. Ramsey’s contributions in these areas.” For more information visit www.salliemae.com. *** Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know- how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America. ### Contact: Rick Castellano 302.451.2541 rick.castellano@salliemae.com